Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of April 26th, 2017, by and between MEDITE Cancer Diagnostics, a corporation (the “Company”), and Susan Weisman (the “Executive” as “Chief Financial Officer”).

Statement of Purpose

WHERREAS the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

WHERREAS Executive acknowledges and agrees that through her association with the Company as an employee, her will acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are highly valuable to the Company and which would be detrimental to the Company if used by Executive to compete with the Company; and

WHERREAS the Company wishers to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality and other matters, each of which is an inducement to the Company to employ Executive;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company employs Executive, and Executive accepts such employment, commencing on April 26th, 2017 (the “Commencement Date”), and ending when terminated by either party. In connection with Executive’s employment hereunder, Executive’s prior consulting relationship with the Company, and any consulting agreement evidencing such relationship, is hereby terminated as of the Commencement Date. Executive’s employment with the Company is at-will, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice.

2. Position; Duties. Executive will serve as the Company’s Chief Financial Officer (CFO). Executive will report to the Company’s Chief Executive Officer. Executive will perform such services for the Company and have such powers, responsibilities and authority as are customarily associated with her position and shall perform such other duties as may otherwise be reasonably assigned to the Executive from time to time by the Company. Executive will devote her full business time to the affairs of the Company and to her duties hereunder, and will perform her duties diligently and to the best of her ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business.

3. Compensation and Benefits. As compensation for the services to be rendered by Executive under this Agreement, the Company will provide the following compensation and benefits during Executive’s employment hereunder.

(a) Base Salary. The Company will initially pay Executive a base salary at an annual rate of One Hundred Twenty Thousand Dollars ($120,000) (the “Base Salary”). The Base Salary will be payable in bi-weekly installments in accordance with the Company’s customary payroll practices as in effect. The Base Salary will be reviewed by the Company from time to time, and may be increased in the sole discretion of the Chief Executive Officer and Board of Directors. The Base Salary may also be decreased by the Company in connection with any Company-wide decrease in executive compensation, provided that in connection with such reduction Executive will not experience a proportional decrease greater than that of any other similarly-situated employe

(b) Annual Bonus. Executive will be eligible to receive an annual calendar year bonus (the “Annual Bonus”) in an amount, and based on such criteria, as determined in the reasonable discretion of the Chief Executive Officer and Company’s Board of Directors (the “Board”). (For the partial year 2017 a bonus amount will be established with important milestones determined to direct the amount and timing of such bonus). Going forward the Annual Bonus for any given year will be payable between January 1 and March 15 in the year immediately following the year in which the Annual Bonus, if any, is earned. Executive must be employed by the Company on the date on which the Annual Bonus is paid in order to receive the Annual Bonus for that year. The Chief Executive Officer will have the sole discretion to establish any applicable bonus criteria, to determine whether and to what extent the criteria have been met, to determine whether to pay an Annual Bonus, and to determine the amount of the Annual Bonus.

(c) Restricted Stock. Subject to approval by the Board, the Company will grant to Executive 200,000 shares of the restricted common stock of the Company (the “Shares”). The Shares will vest and be issued in three (3) equal installments on each of the first three annual anniversary dates of the Commencement Date, so long as Executive remains employed by the Company through each such vesting date. In addition, any unvested Shares will automatically accelerate and become vested upon a Change in Control (as defined below), so long as Executive remains employed by the Company on the date of such Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes): (i) the acquisition by a third party of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction; or (iii) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(d) Vacation. Executive will be entitled to paid vacation days in accordance with the Company’s vacation policy. Unless otherwise provided by the Company’s vacation policy, accrued but unused vacation time does not carry over from one calendar year to the next, and is not paid out upon termination for any reason.

(e) Benefits. Executive will be eligible to participate in any medical, dental, profit sharing or other employee benefit plans of the Company, if any, on the same basis and subject to the same qualifications and limitations, as other similarly situated employees of the Company. In addition, prior to such time as the Company offers group health insurance to its employees, the Company will provide to Executive a reimbursement of monthly amount of up to $923, which amount Executive may use to purchase health insurance for herself and her family. This amount may increase from time to time based on premium increases. Such reimbursement will end when the Company offers group health insurance to its employees, with similar terms and coverage, or when Executive’s employment ends, whichever comes earlier. Coverage for Executive will be paid in full by the Company, or up to the reimbursement level to Executive at the time of the implementation of a group health insurance plan. Nothing in this Agreement will be deemed to alter the Company’s rights to modify or terminate any such plans or programs in its sole discretion.

(f) Withholdings. The Company will withhold from any amounts payable under this Agreement such federal, state and local taxes as the Company determines are required to be withheld pursuant to applicable law.

4. Reimbursement of Expenses. The Company will reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of her duties hereunder, subject to Executive’s compliance with the Company’s reimbursement policies in effect from time to time. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company. The Executive is to submit all expenses incurred no later than December 31 of the year following the year in which Executive incurs such expense. The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.

5. Effect of Termination. When Executive’s employment with the Company is terminated for any reason, Executive, or her estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any outstanding business expenses that Executive has timely submitted for reimbursement in accordance with the Company’s expense reimbursement policy or practice. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of this Agreement for any reason.

6. Representations of Executive. Executive represents and warrants that she is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair her ability to perform the duties and obligations required hereunder. Executive further agrees that she will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Executive’s former employers, nor will the Company seek to elicit from Executive such information. Consistent with the foregoing, Executive will not provide to the Company, and the Company will not request, any documents or copies of documents containing such information.

7. Confidential Information.

(a) Executive acknowledges that the Company will give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to the Company (or third parties who may have furnished such information under obligations of confidentiality), relating to and used in the Company’s business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Company related confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and business development strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, suppliers, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b) Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c) Executive acknowledges that the Confidential Information is owned or licensed by the Company (or is possessed by the Company with the permission of its owner); is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that she will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d) During and after her employment with the Company, Executive will hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Executive further agrees that during and after her employment with the Company, Executive will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

(e) The restrictions in Section 7(d) above will not apply to any information the extent that that Executive is required to disclose such information by law, provided that the Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f) Return of Property. Upon request during employment and immediately at the termination of her employment, Executive will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in her possession or under her control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Executive also expressly agrees that immediately upon the termination of her employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

8. Assignment of Inventions.

(a) Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Executive for the Company or relate to the business of the Company, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), will be the sole and exclusive property of the Company or its nominees, and Executive will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).

(b) For avoidance of doubt, if any Invention falls within the definition of “work made for hire” as such term is defined in 17 U.S.C. § 101, such Invention(s) will be considered “work made for hire” and the copyright of such Invention(s) will be owned solely and exclusively by the Company. If any Invention does not fall within such definition of “work made for hire” then Executive’s right, title and interest in and to such Invention(s) will be assigned to the Company pursuant to Section 8(a) above.

(c) The Company and its nominees will have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at the Company’s expense, to: (i) reasonably assist the Company in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to the Company or its nominee upon reasonable request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 8, including assignments of inventions. Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 8 will continue beyond the termination of Executive’s employment with the Company. If the Company is unable for any reason to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its then-current Chairman of the Board of MEDITE Cancer Diagnostics as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive.

(d) The obligations of Executive under Section 8(a) above will not apply to any Invention that Executive developed entirely on her own time without using the Company’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Company. Executive will bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.

9. Restrictive Covenants.

(a) Purpose. Executive understands and agrees that the purpose of this Section 9 is solely to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage, and is not intended to impair, nor will it impair, Executive’s ability or right to work or earn a living. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i) “Business” means (A) the research, development, production, marketing, sale and distribution of products, technologies and consumables used in histology and cytology on a worldwide basis. and (B) the business(es) in which the Company was engaged at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(ii) “Company Employee” means any person who is or was an employee or consultant of the Company at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(iii) “Customer” means any person or entity who is or was a customer or client of the Company at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason and with whom Executive had dealings on behalf of the Company in the course of her employment with the Company.

(iv) “Prospective Customer” means any person or entity to whom, within the six (6) months prior to the termination of Executive’s employment the Company had submitted proposals to for services of which Executive has knowledge, whether or not such proposals have yet to be executed into contracts; provided that the Company has a legitimate expectation of doing business with such person or entity and provided further that Executive had material business contacts with such person or entity on behalf of the Company, whether such contact was initiated by the person or entity or by Executive.

(v) “Restricted Period” means the period commencing on the date of termination of Executive’s employment with the Company for any reason and ending twelve (12) months after such date, provided, however, that this period will not run during any time Executive is in violation of this Section 9, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Executive is in violation of this Section 9.

(vi) “Restricted Territory” means the entire world, it being understood that the Company’s business is worldwide in scope. In the event that the preceding definition of Restricted Territory is deemed by a court of competent jurisdiction to be too broad to be enforced under the circumstances, then “Restricted Territory” will mean (A) any country in which the Company does business as of the date of termination of Executive’s employment with the Company for any reason, including without limitation any country in which the Company has offices, facilities, customers or employees; (B) the United States of America; and (C) any State, province, or similar political subdivision to which the Executive directed or in which Executive performed employment-related activities on behalf of the Company at the time of, or during the twelve (12) month period prior to, the termination of Executive’s employment with the Company for any reason.

(c) Non-Competition. During her employment with the Company, Executive will not, on her own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during her employment with the Company and during the Restricted Period, Executive will not hold a position based in or with responsibility for all or part of the Restricted Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, in which Executive will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Executive or those duties or services actually performed by Executive for the Company within the twelve (12) month period immediately preceding the termination of Executive’s employment with the Company, or in which Executive will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.

(d) Non-Solicitation. During her employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i)
Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are competitive with those offered by the Company;

(ii)
Accept as a customer any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are competitive with those offered by the Company;

(iii)
Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company; or

(iv)
Solicit, induce, or attempt to solicit or induce any Company Employee to terminate her or her employment or engagement with the Company.

(e) Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictive covenants in this Agreement (i) are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s Confidential Information and the substantial knowledge and goodwill Executive will acquire with respect to the business of the Company as a result of her employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; and (ii) are reasonable in time, territory, and scope, and in all other respects.

(f) Judicial Modification. Should any part or provision of this Section 9 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 9 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the parties intend that the Court will, to the maximum extent permitted by law, replace the invalid or unreasonable terms with terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

10. Enforcement. Executive acknowledges and agrees that the Company will suffer irreparable harm in the event that Executive breaches any of Executive’s obligations under Sections 7, 8 or 9 of this Agreement and that monetary damages would be inadequate to compensate the Company for such breach. Accordingly, Executive agrees that, in the event of a breach by Executive of any of Executive’s obligations under Sections 7, 8 or 9 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief in order to prevent or to restrain any such breach. The Company will be entitled to recover its costs incurred in connection with any action to enforce Sections 7, 8 or 9 of this Agreement, including reasonable attorneys’ fees and expenses.

11. Advertising Waiver. Executive agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its affiliates, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

12. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(b) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

(d) Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on (i) the date it is actually delivered by personal delivery of such notice in person or overnight courier service (such as FedEx); or (ii) three days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested; in each case to the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive:	Susan Weisman
816 Hampton Court
Weston, Florida 33326

If to Company:	MEDITE Cancer Diagnostics, Inc.
4203 SW 34TH Street
Orlando, Florida 32811
Attention: Chairman Board of Directors

(e) Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Executive. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f) Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof will arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h) Survival. The terms of Sections 6, 7, 8, 9, 10, 11, and 12 will survive the termination of this Agreement for any reason.

(i) Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j) Governing Law. This Agreement will be governed by the laws of the State of Florida without giving effect to any choice or conflict of law principles of any jurisdiction.

(k) Venue. The parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by Company will be brought exclusively in any state or federal court in Orange County, Florida. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as expressly provided above, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by Company in any other court.

IN WITNESS WHERREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EXECUTIVE: /s/ Susan Weisman Susan Weisman	COMPANY: MEDITE Cancer Diagnostics, Inc. By: /s/ David Patterson Chief Executive Officer